Exhibit 23.2

May 9, 2018

UNITED AIRLINES, INC.

233 South Wacker Drive

Chicago, IL 60606

Re:	Preliminary Prospectus Supplement, dated May 9, 2018, to the Prospectus dated December 1, 2017, included in Registration Statement No. 333-221865 of United Airlines, Inc. and United Continental Holdings, Inc.

Ladies and Gentlemen:

We consent to the use of the report, dated as of January16, 2018 prepared by us with respect to the aircraft referred to in the Preliminary Prospectus Supplement referred to above, to the summary of such report in the text under the headings “Prospectus Supplement Summary—Equipment Notes and the Aircraft”, “Risk Factors—Risk Factors Relating to the Class B Certificates and the Offering—The Appraisals are only estimates of Aircraft value” and “Description of the Aircraft and the Appraisals—The Appraisals” in such Preliminary Prospectus Supplement and to the references to our name under the headings “Description of the Aircraft and the Appraisals—The Appraisals” and “Experts” in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

Sincerely,

BK ASSOCIATES, INC.

/s/John F. Keitz

John F. Keitz
President
ISTAT Senior Certified Appraiser
And Appraiser Fellow

JFK/kf